Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of Ispire Technology Inc. on Form S-8 [File No. 333-273458] and Form S-3 [File No. 333-280856] of our report dated September 15, 2025, with respect to our audit of the consolidated financial statements of Ispire Technology Inc. as of June 30, 2025 and for the year ended June 30, 2025, which report is included in this Annual Report on Form 10-K of Ispire Technology Inc. for the year ended June 30, 2025.

/s/ Marcum Asia CPAs LLP

Marcum Asia CPAs LLP

New York, New York

September 15, 2025

NEW YORK OFFICE ● 7 Penn Plaza ● Suite 830 ● New York, New York ● 10001

Phone 646.442.4845 ● Fax 646.349.5200 ● www.marcumasia.com